EXHIBIT 99

Date: November 4, 2003

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
               Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RECORD THIRD-QUARTER AND
NINE-MONTH RESULTS

Boston -- The Gillette Company today reported record earnings per share for the third quarter and nine months, driven by the strength of core franchises, particularly in Blades and Razors and Duracell, several new product successes, ongoing cost-saving initiatives and manufacturing efficiencies. Net sales, profit from operations and net income all scored double-digit percentage gains.

Net sales for the quarter ended September 30, 2003, increased to $2.41 billion, a gain of 11 percent from $2.17 billion a year ago, as a strong increase in advertising fueled the growth of both established and new products. Favorable foreign exchange, chiefly in Europe, also contributed 5 percentage points of the increase.

Profit from operations for the quarter rose to $604 million, up 16 percent from $522 million the year before, reflecting the strong sales growth and significant cost-reduction activities, due importantly to purchasing and manufacturing efficiencies.

Net income for the third quarter climbed 18 percent to $416 million from $354 million last year, driven by the Company's strong operating results and a lower tax rate.

Diluted net income per common share reached a record high of 41 cents, an increase of 24 percent from 33 cents a year ago.

For the nine months ended September 30, 2003, sales grew 12 percent to $6.63 billion, compared with $5.92 billion in 2002. Favorable foreign exchange, primarily in Europe, contributed 5 percentage points of the net sales gain.

Profit from operations for the first nine months increased 15 percent to $1.49 billion, compared with $1.30 billion the year before. Net income was $1.02 billion, 17 percent above $870 million in the prior year. Diluted net income per common share of 99 cents, also a record, rose 21 percent from 82 cents a year ago.

“Gillette met the challenges of increased competition in each of our core categories with strong marketing initiatives that drove very solid sales growth and record earnings per share,” said James M. Kilts, chairman and chief executive officer.

“Year-to-date, we have increased our global value share for shaving systems by 1 point and the blade share of our Mach3 franchise by 3 points. Our disposable razors also are growing strongly for the first time in four years. Despite new competitive entries, we expect our stepped-up marketing investments to result in very good growth for the year in our premium Mach3 and Venus brands.”

He noted that Oral-B remains the global leader in brushing, with strong share gains this year for its battery-powered CrossAction brushes. Duracell continued its turnaround with strong earnings gains, an increase in its North American value share and broader international presence through the acquisition of Nanfu, one of China´s leading battery companies.

Mr. Kilts said Gillette also is studying the possible realignment of its European blade and razor manufacturing facilities and distribution network to streamline and strengthen its operations.

“Our third quarter was favorably impacted by pipeline shipments of Mach3 Turbo Champion razors for early fourth-quarter consumer promotions as well as the build-up of pantry supplies of batteries due to the North American blackout and hurricane. The draw-down of these razors and batteries is anticipated to slow the pace of sales growth during the fourth quarter. However, we expect to achieve top-tier earnings growth for the year, setting the stage for continued strong performance in 2004,” he said.

Results by business segment follow.

  Blades and Razors sales of $1.03 billion for the third quarter rose 17 percent, and profit of $413 million was up 10 percent, compared with a year ago. The Mach3 franchise continued to generate substantial worldwide sales gains, paced by the success of Mach3Turbo in Europe and strong retail demand for the new Mach3Turbo Champion. During the third quarter, global value share for Mach3 blades grew 2.4 percentage points to 27 percent. The Gillette for Women Venus franchise also posted a strong performance, with global consumer blade sales climbing 15 percent in constant dollars. In the increasingly competitive U.S. market, Venus consumer blade sales rose 9 percent. Another strong performer was the Sensor3 disposable razor, which achieved a 7.8 percent value share and boosted Gillette's share of the U.S. disposable razor market by 1.8 percentage points to 47.4 percent. The quarter's improved profit reflected strong sales growth from the continuing trade-up to premium products, supported by a double-digit percentage increase in advertising and display to counter the intensified competition that is anticipated for the fourth quarter in North America and Europe. For the nine months, sales of $2.93 billion climbed 15 percent, and profit of $1.12 billion was up 13 percent.

  Duracell sales of $514 million for the quarter rose 7 percent, while profit of $106 million grew 35 percent. Tempering the quarter's sales growth were the effects of Duracell's exit from its zinc carbon battery businesses in South Africa and India and the impact of lower prices in North America from Duracell's price-deal realignment initiative. The higher sales were due importantly to a surge in battery demand in the U.S., as consumers stocked their pantries in response to electrical power interruptions, and to a lesser extent to the integration of the newly acquired Nanfu battery business in China. Duracell's solid top-line results in the third quarter, together with purchasing savings and manufacturing efficiencies, contributed to strong profit growth and improved margin in the quarter. For the nine months, sales of $1.33 billion climbed 7 percent, and profit of $199 million increased 62 percent.

  Oral Care sales of $328 million for the quarter rose 3 percent, and profit of $64 million grew 6 percent, compared with a year ago. While sales growth was restrained by softness in the rechargeable toothbrush segment, chiefly in Europe, there were gains in the AMEE (Africa/Middle East/Eastern Europe) and Latin America regions, where the manual toothbrush business achieved solid growth and battery-powered toothbrushes were successfully launched. In the U.S., the Oral-B CrossAction Power battery toothbrush doubled Oral-B's share of the battery market from a year ago, to 30.7 percent. The quarter's improved operating profit stemmed from strong sales of new products, partially offset by increased marketing support and the impact of currency on European-based production costs. For the nine months, sales of $939 million grew 9 percent, and profit of $166 million was up 2 percent versus the prior year, reflecting greater European export costs, a double-digit percentage increase in marketing and higher warranty-related expense.

  Braun sales of $293 million for the quarter were 11 percent above those of the year before, while profit declined 5 percent to $22 million. Driving the sales growth was strong demand for men's electric shavers in the U.S. and Japan and the favorable impact of exchange, given Braun's significant presence in Europe. In the U.S., the launch of FreeGlider and Flex XP2 increased Braun's market share by 1.8 percentage points to 21.3 percent. The new top-of-the-line Activator shaver gained the number two share position in Japan after only four weeks on the market. Although sales mix continued to improve, a double-digit percentage increase in marketing to launch new products and the impact of currency on European-based manufacturing costs reduced operating profit in the quarter. For the nine months, sales of $792 million increased 16 percent, and profit was down 9 percent to $43 million, due primarily to greater European export costs and higher warranty-related expense.

  Personal Care sales of $236 million for the quarter were 10 percent higher than in the previous year, and profit of $26 million climbed 54 percent. Growth was driven primarily by shave preparations. Antiperspirants and deodorants also contributed to the higher sales, as PowerStripe technology was extended throughout the product line and the restaging of the Right Guard brand gained strength in Europe. Significant cost savings, combined with higher sales, fueled an increase in both operating profit and margin. For the nine months, sales of $639 million grew 7 percent, and profit of $50 million was 50 percent higher than a year ago.

The effective tax rate for the third quarter and nine months was 30 percent, down 1 percentage point from 2002.

The Company´s strong operating performance led to $617 million in free cash flow* in the quarter, and $1.51 billion year-to-date, up significantly from $1.17 billion during the first nine months of the prior year.

# # #

* Free cash flow, defined as cash flow from operations less capital investments, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

This release contains “forward-looking statements” about the Company´s future performance. There are, however, a number of factors that can affect the Company´s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company´s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

# # #

The unaudited consolidated income statement data follows.

(Millions, except per share amounts)
                                                 Three Months Ended            Nine Months Ended
                                                       September 30                  September 30
                                                 ---------------------         ----------------------
                                                   2003           2002           2003           2002
                                                   ----           ----           ----           ----

Net Sales                                        $2,405         $2,168         $ 6,630         $5,924
                                                 ======         ======         =======         ======

Profit from Operations                           $   604        $  522         $ 1,489         $1,299
                                                 =======        ======         =======         ======

Income before Income Taxes                       $   593        $   513        $ 1,452         $1,261

Income Taxes                                     $   177        $   159        $   435         $  391
                                                 -------        -------        -------         ------
Net Income                                       $   416        $   354        $ 1,017         $  870
                                                 =======        =======        ========        ======

Net Income per Common Share:
     Basic                                       $ 0.41         $   0.33       $   0.99        $   0.82
                                                 ------         --------       ---------       --------
     Assuming Full Dilution                      $ 0.41         $   0.33       $   0.99        $   0.82
                                                 ------         --------       ----------      --------
Average Number of Common Shares Outstanding:
     Basic                                       1,017          1,058          1,025           1,057
     Assuming Full Dilution                      1,019          1,060          1,027           1,061

The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

Unaudited consolidated balance sheet data follows.

(Millions)

                                                     September 30,       December 31,       September 30,
                                                           2003                2002               2002
                                                     -------------       ------------       -------------

Cash and Cash Equivalents                                  $845             $  801              $  981
Net Trade Accounts Receivable                             1,249              1,202               1,220
Inventories                                               1,177                928               1,180
Other Current Assets                                        954                866               1,024
Net Property, Plant and Equipment                         3,508              3,565               3,495
Other Assets, Including Goodwill and
     Intangibles                                          2,554              2,501               2,118
                                                          -----              -----               -----
Total Assets                                           $ 10,287            $ 9,863            $ 10,018
                                                       ========            =======            ========

Total Debt                                               $3,879            $ 3,657             $ 3,783
Other Current Liabilities                                 2,531              2,288               2,102
Other Noncurrent Liabilities                              1,678              1,658               1,348
Contingent Value Put Options                                  -                  -                 241

Stockholders´ Equity, before Treasury Stock                8,660             7,652               7,509
Treasury Stock                                           (6,461)            (5,392)             (4,965)
                                                         -------            -------             -------
Stockholders´ Equity                                       2,199              2,260               2,544
                                                           -----              -----               -----
Total Liabilities and Stockholders´ Equity               $10,287            $ 9,863            $ 10,018
                                                         =======            =======            ========

The data reported above for September 30, 2003 and September 30, 2002 are based on unaudited balance sheets, and include all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.

# # #

Free cash flow, defined as cash flow from operations less capital investments, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

(Millions)
(Millions)                                    Three Months Ended September 30                    Nine Months Ended September 30
                                        --------------------------------------------      -------------------------------------------
                                             2003                  2002                        2003                  2002
                                        --------------------------------------------      -------------------------------------------

Profit From Operations                       $604                  $522                      $1,489                $1,299
Depreciation/Amortization                     152                   127                         430                   371
Working Capital (a)                            42                   134                          72                   199
Taxes                                        (177)                 (159)                       (435)                 (391)
Interest                                      (11)                  (14)                        (35)                  (47)
Other                                          88                   110                         181                   (11)

Net Cash Provided by   Operating
Activities                                   $698                  $720                      $1,702                $1,420

Capital Expenditures                          (86)                 (103)                       (218)                 (278)
Asset Disposals                                 5                    10                          28                    31

                                                   -----------            ----------                 ----------            ----------
Free Cash Flow                                          $617                   $627                     $1,512                $1,173
                                                   -----------            ----------                 ----------            ----------

Acquisition of Business, net of
Cash Acquired, and Other                     (158)                    1                        (158)                    1
                                        ----------             ----------                 ----------            ----------
Net Cash Used by Investing
Activities                                  $(239)                 $(92)                      $(348)                $(246)

Net Cash Used by Financing
Activities (b)                              $(229)                $(625)                    $(1,315)              $(1,116)

Effect of Exchange Rate Changes on
Cash                                            1                     2                           5                     2
Net Cash Used by Discontinued
Operations                                      -                    (4)                          -                   (26)

                                        ----------             ----------                 ----------            ----------
Increase in Cash and Cash
Equivalents (GAAP basis)                     $231                $    1                         $44                   $34
                                        ==========             ==========                 ==========            ==========

(a)      Includes changes in accounts receivables, inventories, accounts payable and other current assets and liabilities.
(b)      The three and nine month periods ended September 30, 2003 include share repurchases of $282 million and $1.07 billion, respectively.

The data reported above are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.